EXHIBIT 99.1

DYNAMIC ENERGY ALLIANCE MOVES TO DALLAS

DALLAS — NOVEMBER 6, 2012 — Dynamic Energy Alliance Corporation (OTCQB: DEAC), today announced that it has relocated its corporate headquarters to 10000 North Central Expressway, Suite 400, Dallas, Texas 75231. The Company was formerly located in Memphis, Tennessee.

Charles R. Cronin, Jr., Chairman, stated: “Relocating to Dallas is a practical move for Dynamic Energy as it is close to our future energy campus in Ennis, Texas and a more easily reachable destination for partners and associates.”

The Company filed a Current Report on Form 8-k with the Securities and Exchange Commission on November 6, 2012 to disclose the Board Resolution approving the relocation.

About Dynamic Energy Alliance Corporation

Dynamic Energy Alliance Corporation (DEAC), www.dynamicenergyalliance.com, is a development stage energy and recycling company focused on identifying, combining and enhancing existing technologies with proprietary recoverable production and finishing processes to produce synthetic oil, carbon black, gas, and carbon steel from waste feedstock. This process is expected be accomplished with limited residual waste product and significant reductions in greenhouse gases compared to traditional processing. To maximize this opportunity, the Company has developed a scalable, commercial development strategy to build “Energy Campuses” with low operational costs and long-term, recurring revenues. Receive your DEAC news faster and from the Company itself. Sign up for our express mail list at DEAC Email Alerts.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. Such forward-looking statements include, but are not limited to, statements about the transactions described herein, future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company's control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Management's beliefs, assumptions and expectations about the Company's future performance, taking into account information currently available to the Company. The Company will update this forward-looking information only to the extent required under applicable securities laws.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at www.sec.gov.

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Contact:
Robert Bleckman
Dynamic Energy Alliance Corporation
(214) 838-2687, extension 2006
robert@dynamicpetro.com